UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 15, 2006

NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10943 North Sam Houston Parkway West Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Adoption of a Material Agreement

Compensation Committee Actions

At a meeting held on June 15, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of NCI Building Systems, Inc. (“NCI”) took the following actions:

Amendment of Bonus Program

The Committee approved an amendment to NCI’s Bonus Program (the “Program”). The Program was amended to adjust the formula for determining the maximum bonus pool to be paid pursuant to the Program in any fiscal year for all of NCI’s employees. The calculation of the maximum bonus pool is based on NCI’s Adjusted Pre-Tax Profit (as defined in the Program) before any accrual for bonuses payable pursuant to the Program for that fiscal year, and as amended the Pre-Tax Profit will also be calculated before accruals for fiscal 2006 and thereafter with respect to awards made under the Company’s 2003 Long-Term Incentive Plan. In addition, the provision of the Program regarding the minimum bonus pool for lower level, non-management employees of NCI was amended to provide that such pool would be in an amount equal to $2,850,000, to be paid if and only if NCI’s Adjusted Pre-Tax Profit is equal to or greater than $36 million, subject to certain adjustments. This represents an increase in the pool which was approved by the Committee in connection with the recent acquisition of Robertson-Ceco Corporation.

Change in Equity Awards to Executive Officers

The Committee reviewed its policy of granting stock options to executive officers (or in some cases, restricted stock in lieu of options at the election of the recipient) two times per year. As a result, the Committee modified its policy going forward to provide instead for grants of restricted stock once per year, beginning in December 2006. The size of the awards will be based on a dollar amount set by the Committee, a portion of which is fixed and a portion of which is subject to adjustment, up or down, depending on the average rate of growth in NCI’s earnings per share over the three fiscal years ended prior to the award date. In the case of the Chairman of the Board and the Chief Executive Officer, President and Chief Operating Officer and Executive Vice President and Chief Financial Officer, the fixed portion will be 50% and in the case of all other executive officers, the fixed portion will be 60%. The variable portion of the award may be adjusted upward to a maximum of 150% or decreased to zero, depending on how the actual growth rate compares with a specified amount. The number of shares awarded on the grant date will be equal to the dollar value specified by the Committee (after adjustment with regard to the variable portion) divided by the closing price of the stock on the trading day prior to the grant date. The restricted stock will vest ratably over four years. All restricted stock awards to all award recipients, including executive officers, will be subject to a cap in value equal to 7% of the Adjusted Pre-Tax Profits for the preceding fiscal year, adjusted as described above for bonus determinations.

Forward Interest Rate Swap Transaction

On June 15, 2006, NCI entered into a forward interest rate swap transaction (the “Swap Agreement”) with Wachovia Bank with a notional amount of $160 million beginning October 11, 2006. The notional amount will decrease on each of October 11, 2007, October 14, 2008 and October 13, 2009 to $145 million, $105 million and $65 million, respectively. The term of the swap agreement is four years. Under the Swap Agreement, NCI will pay a fixed rate of 5.55% on a quarterly basis in exchange for receiving floating rate payments based on the three-month LIBOR rate.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
10.1	NCI Building Systems, Inc. Bonus Program (as Amended and Restated as of June 15, 2006).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ A.R. Ginn
Name:	A.R. Ginn
Title:	Chairman and Chief Executive Officer

Dated: June 21, 2006